UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, Massachusetts 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 13, 2016, the Board of Directors (the “Board”) of Pegasystems Inc. (the “Corporation”) appointed Sharon Rowlands as a new member of the Board. Ms. Rowlands’ term will expire at the next annual meeting of the Corporation’s stockholders, at which time Ms. Rowlands will stand for election. Ms. Rowlands’ appointment expands the size of the Board from seven to eight members. Ms. Rowlands has not yet been appointed to serve on any committees of the Board.

Ms. Rowlands, 57, is an accomplished Chief Executive Officer with expertise in digital marketing and more than 20 years’ experience leading and growing complex multi-billion dollar business services and software companies serving enterprise customers. She joined ReachLocal in 2014 as its CEO and a member of its Board of Directors. The online marketing services company provides businesses with digital marketing solutions. Previously, she was President and CEO at global financial information leader Thomson Financial (now Thomson Reuters), where she also held leadership positions for more than 10 years; CEO at Altegrity (now part of Kroll), which provides security and risk management solutions to government and commercial clients; and CEO of Penton Media (now Penton), which at the time was the largest independent business-to-business media company. Ms. Rowlands has deep experience serving on public technology company boards of directors, including ADP and Constant Contact, as well as private companies such as Omgeo and Penton.

Ms. Rowlands will participate in the Corporation’s non-employee director compensation program. Pursuant to this program, Ms. Rowlands will receive an initial award of unrestricted common stock valued at $125,000, based on the fair market value of the Corporation’s common stock on the May 2, 2016 grant date, and a cash retainer of $55,000. Both the equity award and cash retainer will be prorated for the period of service from the date of Ms. Rowlands’ appointment to the Board to the next annual meeting of stockholders. If Ms. Rowlands is appointed to serve on a Board committee, she will receive an additional cash retainer applicable to members of such committee in accordance with the terms of the director compensation program.

In connection with her appointment, the Corporation and Ms. Rowlands also entered into a Director Indemnification Agreement (the “Director Indemnification Agreement”), in substantially the same form as the indemnification agreements entered into by the other non-employee directors on the Board. The Director Indemnification Agreement will require the Corporation to indemnify Ms. Rowlands against certain liabilities that may arise by reason of her status or service as a director of the Corporation, and to advance her the expenses incurred as a result of a proceeding as to which she may be indemnified. The Director Indemnification Agreement is intended to provide rights of indemnification to the fullest extent permitted under the Massachusetts Business Corporation Act and is in addition to any other rights Ms. Rowlands may have under the Corporation’s Articles of Organization, its By-laws, and applicable law. The foregoing description of the Director Indemnification Agreement is qualified entirely by reference to the form of Director Indemnification Agreement that was filed with the Securities and Exchange Commission as Exhibit 99.1 to the Corporation’s Current Report on Form 8-K filed on April 11, 2005, and is incorporated herein by reference.

On April 18, 2016, the Corporation issued a press release announcing Ms. Rowlands appointment to the Board. A copy of the press release is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.	Exhibits

99.1	Press Release issued by the Corporation on April 18, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date: April 18, 2016	By:	/s/ Anne T. Warner
Anne T. Warner
General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

EX 99.1	Press Release issued by the Corporation on April 18, 2016